Exhibit 10.2
Attachment C
Recapture Agreement
Triggering Event	The recapture will be triggered if, at any time during the executive’s employment with Freddie Mac (or, under certain circumstances after termination of the executive’s employment, as described below), the Board determines and notifies you in writing that any of the following (“Triggering Events”) occurred:

	1.	The executive has obtained a legally binding right to bonus or incentive payment based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria.

	2.	The executive’s employment with Freddie Mac is terminated for “cause” under subclauses (i) or (iv) as defined below or, within two years of the termination of the executive’s employment at Freddie Mac, the Board makes a determination that circumstances existed at the time of the executive’s termination that would have justified termination for cause under subclauses (i) or (iv) or the executive was later convicted of or pleaded nolo contendere to a felony committed before the termination date and such felony resulted in material business or reputational harm to Freddie Mac.

	3.	The executive’s employment with Freddie Mac is terminated for “cause” under subclauses (ii) or (iii) as defined below, or within two years of the termination of the executive’s employment at Freddie Mac, the Board makes a determination that circumstances existed at the time of the executive’s termination that would have justified a termination for cause under subclauses (ii) or (iii) as defined below and that actions of the executive resulted in material business or reputational harm to Freddie Mac.

Definition of Cause	For purposes of this Recapture Agreement, “cause” shall mean the occurrence of one or more of the following:

(i) The executive is convicted of or pleads nolo contendere to a charge of a felony or any crime involving moral turpitude;

(ii) In carrying out his duties, the executive engages in conduct that constitutes gross neglect or gross misconduct or any material violation of applicable Freddie Mac rule or policy, including any

Recapture Agreement

policy relating to investment by Freddie Mac employees in securities, the violation of which amounts to gross neglect or gross misconduct;

(iii) The executive materially breaches any provision of the Memorandum Agreement dated August 13, 2009 from Charles E. Haldeman to the executive; or

(iv) Any other willful or malicious misconduct on the executive’s part that is substantially injurious to Freddie Mac.

•	In each case, “cause” shall not exist unless and until Freddie Mac shall have provided: (i) reasonable notice to the executive setting forth Freddie Mac’s intention to make a determination that an event set forth in subclauses (i), (ii), (iii) or (iv) has occurred; (ii) where remedial action is appropriate and feasible, a reasonable opportunity for the executive to take such action; (iii) an opportunity for the executive, together with the executive’s counsel, to be heard before the Board; and (iv) executive with a copy of a resolution duly adopted by a majority of the entire Board of Directors at a meeting of the Board of Directors called and held for such purpose finding that in the good faith opinion of the Board an event set forth in subclauses (i), (ii), (iii) or (iv) has occurred. No act or failure to act by the executive will be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of Freddie Mac.

Recapture Agreement

Recapture Period	1.	In the case of the first Triggering Event, compensation subject to recapture may include Recapture Eligible Compensation (as defined below) paid to the Executive for up to two years prior to the Triggering Event.

	2.	In the case of the second Triggering Event, compensation subject to recapture may include Recapture Eligible Compensation paid to the Executive for up to two years prior to the date that the executive is terminated or subsequent to the termination of employment.

	3.	In the case of the third Triggering Event, compensation subject to recapture may include Recapture Eligible Compensation paid to the Executive at the time of termination of employment or subsequent to the date of termination.

Compensation Subject to Recapture	For purposes of this Recapture Agreement, “Recapture Eligible Compensation” shall consist of the following:

	1.	In the case of the first Triggering Event, Recapture Eligible Compensation consists of the annual short-term incentive (“STI”) (i.e., the annual bonus) and the annual long-term incentives (“LTI”).

	2.	In the case of the second and third Triggering Events, Recapture Eligible Compensation consists of the annual STI, the annual LTI and any severance benefits paid.

In the event that the executive is terminated for cause under any of the subclauses (i), (ii), (iii) or (iv) specified in the Definition of Cause above, the executive forfeits rights to any future payment of annual STI, LTI or severance benefits that might otherwise have been due pursuant to the terms of applicable plans or awards from the date of executive’s termination forward.

With respect to any recapture of compensation:

	•	A recapture of STI or other cash paid, for such compensation that the Board determines is subject to repayment, would require the executive to repay the gross amount of the compensation previously paid. Additionally, any further obligation of Freddie Mac to make payments under such plans could be cancelled.

Recapture Agreement

	•	A recapture of LTI or other stock-based award granted, for such awards that the Board determines, would require the executive to repay Freddie Mac the full fair market value of the award(s) based upon vesting date. Additionally, any unvested and/or unexercised stock-based awards could be cancelled.

	•	Base salary paid prior to the date of the Triggering Event is not subject to recapture.

	•	The executive’s assets acquired prior to employment by Freddie Mac or acquired from sources other than Freddie Mac directly are not subject to recapture under this agreement. The right to recapture is not retroactive prior to the date of employment.

Amount to be Recaptured	The Board has discretion to determine the appropriate amount required to be recaptured, if any, upon a Triggering Event, which is intended to be the compensation in excess of what Freddie Mac would have paid the executive had Freddie Mac taken into consideration the impact of the Triggering Event at the time such compensation was awarded.

Any disputes between the executive and Freddie Mac concerning the occurrence of a Triggering Event or the amount subject to recapture shall be determined exclusively in accordance with the substantive laws of the Commonwealth of Virginia, excluding provisions of the Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.
I agree to the terms of this Recapture Agreement

By:	/s/ Bruce M. Witherell	Date:	August 17, 2009
Bruce M. Witherell